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Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: August 12, 2002

Encision Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4828 Sterling Drive, Boulder, CO 80301
(Address of principal executive offices)

(303) 444-2600
(Registrant's telephone number)

Item 4. Changes in Registrant's Certifying Accountant.

        On August 6, 2002, Encision Inc. ("Encision") dismissed Arthur Andersen LLP ("Andersen"), as its independent accountant, and on August 6, 2002 appointed KPMG LLP ("KPMG LLP") as its new independent accountant, replacing Andersen. The decision to dismiss Andersen and retain KPMG was approved by Encision's Board of Directors upon the recommendation of its Audit Committee.

        Andersen's report on Encision's 2002 financial statements was dated May 3, 2002, in conjunction with the preparation of Encision's Annual Report on Form 10-KSB for the year ended March 31, 2002, which was filed with the Securities and Exchange Commission (the "Commission") on June 12, 2002.

        The audit reports of Andersen on the financial statements of Encision as of and for the fiscal years ended March 31, 2002 and 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During Encision's two most recent fiscal years ended March 31, 2002, there were no disagreements between Encision and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports.

        None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Encision's two most recent fiscal years through the date of this Report.

        Encision provided Andersen with a copy of the foregoing disclosures. Andersen has informed Encision that due to its current difficulties it will be unable to respond to Encision's filing stating its agreement or disagreement with such statements.

        During Encision's two most recent fiscal years ended March 31, 2002, through the date of this Report, Encision did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7. Financial Statements and Exhibits.

        None.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.
Date: August 12, 2002	By:	/s/ JAMES A. BOWMAN James A. Bowman President and Chief Executive Officer

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  Item 4. Changes in Registrant's Certifying Accountant.
  Item 7. Financial Statements and Exhibits.
SIGNATURES